Exhibit 5.1

Linklaters LLP 20 Ropemaker Street London EC2Y 9AR Telephone (+44) 20 7456 2000 Facsimile (+44) 20 7456 2222 DX Box Number 10 CDE

The Directors Vodafone Group Plc Vodafone House The Connection Newbury Berkshire RG14 2FN

28 July 2026
Our Ref	L-372413

Vodafone Group Plc (the “Issuer”)

Registration Statement on Form F-3 in respect of debt securities (the “Debt Securities”), debt warrants (the “Debt Warrants”), preference shares (the “Preference Shares”), equity warrants (the “Equity Warrants”) and ordinary shares (the “Ordinary Shares” which, together with the Debt Securities, Debt Warrants, Equity Warrants and Preference Shares, are referred to herein as the “Securities”)

1	This opinion is furnished to you in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) on 28 July 2026. We have acted as your English legal advisers in connection with the registration of the Securities under the United States Securities Act of 1933 (the “Securities Act”).

2	This opinion is limited to English law as applied by the English courts and, in effect on the date of this opinion. Such laws and practice are subject to change, possibly with retrospective effect. It is given on the basis that it, and all matters relating to it, will be governed by, and that it (including all terms used in it) will be construed in accordance with, English law. In particular, we express no opinion on matters of federal law of the United States or the laws of any State of the United States or the laws of any other jurisdiction.

3	This opinion is also given on the basis that we undertake no responsibility to notify you of any change in English law as applied by the English courts or otherwise to update this opinion in any respect after the date of this opinion.

4	We have not been asked to, and we do not, express any opinion as to any taxation matters. In particular, we have not been asked to, and we do not express (i) any opinion as to any duties or taxes that will or may arise as a result of any other transaction effected in connection with the Securities or (ii) any opinion as to any other taxation matter which will or may arise as a result of any transaction effected in connection with the Securities.

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm authorised and regulated by the Solicitors Regulation Authority (SRA ID 460682). The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, 20 Ropemaker Street, London EC2Y 9AR or on www.linklaters.com.

Please refer to www.linklaters.com/regulatory for important information on Linklaters LLP’s regulatory position.

5	For the purpose of this opinion we have examined the documents listed and, where appropriate, defined in the Schedule to this opinion. This opinion is given on the basis that, since the date of this opinion, or as the case may be, the date of certification of the documents listed in the Schedule to this opinion, there has been no amendment to, or termination or replacement of, such documents.

6	We have assumed that:

6.1	all copy documents conform to the originals and all originals are genuine and complete;

6.2	each signature is the genuine signature of the individual concerned;

6.3	(except in the case of the Issuer) all relevant documents are within the capacity and powers of, and have been validly authorised by, each party;

6.4	(in the case of each party) those documents have been or (in the case of the Securities) will be validly executed and delivered by the relevant party;

6.5	each issue of Securities will be duly authorised by the Issuer and in respect of each issue of Ordinary Shares, Equity Warrants or Preference Shares, the Issuer will have sufficient authorised but unissued share capital and the directors of the Issuer will have been granted the necessary authority to allot the relevant Securities;

6.6	the meeting of the Board of Directors of the Issuer held on 27 July 2026 (in respect of which a certified extract of the Minutes has been supplied to us) was duly convened, constituted and quorate and the resolutions referred to in the Minutes were validly passed and remain in full force and effect without modification;

6.7	the Minutes and other corporate documents are a true and complete record of the proceedings and/or resolutions described therein;

6.8	each of the documents which are the subject of this opinion is valid and binding on each party under the law to which it is expressed to be subject where that is not English law and that words and phrases used in those documents have the same meaning and effect as they would if those documents were governed by English law; and

6.9	the terms of any series of Debt Securities will not be inconsistent with the provisions of the Indenture and there will be no provision in any supplement to the prospectus dated 28 July 2026 (the “Prospectus”) or the Registration Statement or any other document which would affect the content of this opinion.

7	Based on the documents referred to, and assumptions made, in paragraphs 5 and 6 above, and subject to the qualifications in paragraphs 9 below and to any matters not disclosed to us, we are of the following opinion:

7.1	The Issuer has been incorporated and is existing as a company with limited liability under the laws of England.

7.2	The Issuer has corporate power to enter into and to perform its obligations under the Indenture and the Securities Depositary Agreement and has taken all necessary corporate action to authorise its execution, delivery and performance of the Indenture and the Securities Depositary Agreement.

7.3	The subordination provisions of the Securities which are expressed to be governed by English law, constitute legal, valid, binding and enforceable terms.

7.4	When the Ordinary Shares and the Preference Shares are issued and delivered against payment therefor as contemplated in the Registration Statement and in conformity with the Articles of Association of the Issuer and so as not to violate any applicable law, such Ordinary Shares and Preference Shares will be validly issued and fully paid up and no further contributions in respect of such Ordinary Shares and Preference Shares when issued as contemplated in the Registration Statement will be required to be made to the Issuer by the holders thereof, by reason solely of their being such holders.

8	The term “enforceable” as used above means that the obligations assumed by the relevant party under the relevant document are of a type which the English courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

8.1	Enforcement may be limited by (a) bankruptcy, insolvency, liquidation and moratorium laws, (b) laws relating to reorganisation and (c) laws of general application relating to or affecting the rights of creditors.

8.2	Enforcement may be limited by general principles of equity – for example, equitable remedies may not be available where damages are considered to be an adequate remedy.

8.3	Claims may become barred under the Limitation Act 1980 or may be or become subject to set-off or counterclaim.

9	This opinion is subject to the following:

9.1	It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Prospectus as amended, superseded or supplemented by the Prospectus Supplement, or that no material facts have been omitted from them.

9.2	We express no opinion as to compliance or otherwise with (i) any financial limitations on borrowings or covenants by the Issuer contained in the Articles of Association of the Issuer or (ii) any limitations on the maximum aggregate principal amount of Securities which may be issued by the Issuer as contemplated by the Registration Statement.

9.3	To the extent it relates to United Kingdom stamp duties any undertaking or indemnity may be void under Section 117 of the Stamp Act 1891.

9.4	A certificate, determination, notification, minute or opinion might be held by the English courts not to be conclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in any document to the contrary.

9.5	An English court may refuse to give effect to any contractual provision concerning payment of the costs of enforcement or litigation brought before an English court.

9.6	Any contractual provision that purports to maintain the validity of the remainder of such contract despite the invalidity, illegality or unenforceability of one or more of its provisions may not be effective - it depends on the nature of the illegality, invalidity or unenforceability in question.

9.7	Any contractual provision that requires a variation to be made in writing or to comply with any other formality may not be enforceable.

9.8	Any amount referred to in provisions of the Securities or any Principal Agreement which provide for the payment by a person of additional interest or amounts upon a breach, default or similar occurrence by that person may not be recoverable if it amounts to a penalty under English law.

9.9	An English court may, or may be required to, stay proceedings or decline jurisdiction in certain circumstances - for example, if proceedings are brought elsewhere.

9.10	We express no opinion as to the effect of any sanctions or other similar restrictive measures in relation to any party to the Principal Agreements or the Securities or any transaction contemplated thereby.

9.11	Our opinion that the Issuer is existing is based on the Search and the Winding-up Search. It should be noted that the Search and the Winding-up Search are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver has been appointed, a company voluntary arrangement has been proposed or approved, a moratorium has been applied for or has come into force or any other insolvency proceeding has commenced.

10	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us made under the heading “Validity of Securities” in the Registration Statement. In giving this consent we do not admit that we are within the category of persons whose consent is required within Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP

SCHEDULE

1	A copy of the Articles of Association of the Issuer dated 27 July 2021.

2	A certified extract from the minutes of a meeting of the Board of Directors of the Issuer held on 27 July 2026 (the “Minutes”).

3	A copy of the Notice of Annual General Meeting of the shareholders of the Issuer dated 19 May 2026.

4	A copy of the Results of Annual General Meeting of the shareholders of the Issuer released via the Regulatory News Service operated by the London Stock Exchange plc on 27 July 2026.

5	The Registration Statement, including the form of Prospectus.

6	The Indenture (the “Indenture”) dated 10 February 2000 between the Issuer and The Bank of New York Mellon (as successor trustee to Citibank, N.A. pursuant to an Agreement of Resignation, Appointment and Acceptance dated 24 July 2007 between the Issuer, The Bank of New York Mellon and Citibank N.A.).

7	The securities depositary agreement dated 10 February 2000 (the “Securities Depositary Agreement”) between the Issuer and The Bank of New York Mellon (as successor book-entry depositary to Citibank, N.A. pursuant to an Agreement of Resignation, Appointment and Acceptance dated 24 July 2007 between the Issuer, The Bank of New York and Citibank, N.A.).

8	The results of an online search in respect of the Issuer on the Companies House register made at 9:40 a.m. on 28 July 2026 (the “Search”).

9	The results of telephone searches in respect of the Issuer at the Central Register of Winding-Up Petitions made at 10:43 a.m. on 28 July 2026 (the “Winding-up Search”).

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